Filed Pursuant to Rule 433

Registration Nos. 333-282133 and 333-282133-01

November 9, 2026

PRICING TERM SHEET

Novartis Capital Corporation

4.900% Notes due 2029

5.200% Notes due 2032

5.300% Notes due 2034

5.500% Notes due 2037

Fully and unconditionally guaranteed by

Novartis AG

4.900% Notes due 2029 (the “2029 Notes”):
Issuer:	Novartis Capital Corporation
Guarantor:	Novartis AG
Size:	$500,000,000
Maturity Date:	November 12, 2029
Coupon:	4.900%
Interest Payment Dates:	May 12 and November 12, commencing May 12, 2027
Price to Public:	99.846%
Benchmark Treasury:	4.875% due October 15, 2029
Benchmark Treasury Price and Yield:	100-23 ¼ / 4.606%
Spread to Benchmark Treasury:	35 bps

Yield:	4.956%
Optional Redemption:

Prior to October 12, 2029 (the date that is one month prior to the scheduled maturity date of the 2029 Notes) (the “2029 Par Call Date”), the Issuer may redeem the 2029 Notes, in whole or in part, at our option, at any time and from time to time at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)   (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2029 Notes matured on the 2029 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the prospectus supplement) plus 10 bps, less (b) interest accrued to the date of redemption, and

(2)   100% of the principal amount of the 2029 Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the 2029 Par Call Date the Issuer may redeem the 2029 Notes, in whole or in part, at any time and from time to time at a redemption price equal to 100% of the principal amount of the 2029 Notes to be redeemed on the applicable redemption date plus accrued and unpaid interest thereon to the redemption date.

Optional Redemption for Tax Reasons:	In the event of changes in withholding taxes applicable to payments under or with respect to the 2029 Notes or certain intercompany loans in Switzerland or another Relevant Taxing Jurisdiction (as defined and provided for in the prospectus supplement), the Issuer may redeem the 2029 Notes in whole (but not in part) at any time, at a price equal to 100% of their principal amount plus accrued and unpaid interest to, but excluding, the redemption date.
Payment of Additional Amounts:	In the event that the Issuer is required to withhold or deduct from payments on the Notes (as defined herein) taxes imposed by Switzerland or another Relevant Taxing Jurisdiction, the Issuer will, subject to certain exceptions, pay such additional amounts as will result, after withholding or deduction of such taxes, in the receipt by the holders of the amounts that would have been received had no withholding or deduction been required. Notwithstanding the foregoing, the Issuer shall not be required to pay any additional amounts with respect to any withholding taxes imposed by the United States or by any political subdivision, territory or possession thereof.
CUSIP:	66989H BP2
ISIN:	US66989HBP29
Trade Date:	November 9, 2026
Expected Settlement Date:*	November 12, 2026 (T+2)
Listing:	None
Anticipated Ratings:**	Aa3 by Moody’s Ratings AA- by S&P Global Ratings
Joint Book-Running Managers:

Barclays Capital Inc.

BofA Securities, Inc.

Goldman Sachs & Co. LLC

SG Americas Securities, LLC

Citigroup Global Markets Inc.

HSBC Securities (USA) Inc.

Mizuho Securities USA LLC

J.P. Morgan Securities LLC

Co-Managers:	BNP Paribas Securities Corp. Deutsche Bank Securities Inc.

5.200% Notes due 2032 (the “2032 Notes”):
Issuer:	Novartis Capital Corporation
Guarantor:	Novartis AG
Size:	$1,500,000,000
Maturity Date:	February 12, 2032
Coupon:	5.200%
Interest Payment Dates:	February 12 and August 12, commencing February 12, 2027
Price to Public:	99.945%
Benchmark Treasury:	4.750% due October 31, 2031
Benchmark Treasury Price and Yield:	100-12 / 4.664%
Spread to Benchmark Treasury:	55 bps
Yield:	5.214%
Optional Redemption:

Prior to January 12, 2032 (the date that is one month prior to the scheduled maturity date of the 2032 Notes) (the “2032 Par Call Date”), the Issuer may redeem the 2032 Notes, in whole or in part, at our option, at any time and from time to time at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)   (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2032 Notes matured on the 2032 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 bps, less (b) interest accrued to the date of redemption, and

(2)   100% of the principal amount of the 2032 Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the 2032 Par Call Date the Issuer may redeem the 2032 Notes, in whole or in part, at any time and from time to time at a redemption price equal to 100% of the principal amount of the 2032 Notes to be redeemed on the applicable redemption date plus accrued and unpaid interest thereon to the redemption date.

Optional Redemption for Tax Reasons:	In the event of changes in withholding taxes applicable to payments under or with respect to the 2032 Notes or certain intercompany loans in Switzerland or another Relevant Taxing Jurisdiction (as defined and provided for in the prospectus supplement), the Issuer may redeem the 2032 Notes in whole (but not in part) at any time, at a price equal to 100% of their principal amount plus accrued and unpaid interest to, but excluding, the redemption date.
Payment of Additional Amounts:	In the event that the Issuer is required to withhold or deduct from payments on the Notes (as defined herein) taxes imposed by Switzerland or another Relevant Taxing Jurisdiction, the Issuer will, subject to certain exceptions, pay such additional amounts as will result, after withholding or deduction of such taxes, in the receipt by the holders of the amounts that would have been received had no withholding or deduction been required. Notwithstanding the foregoing, the Issuer shall not be required to pay any additional amounts with respect to any withholding taxes imposed by the United States or by any political subdivision, territory or possession thereof.
CUSIP:	66989H BQ0

ISIN:	US66989HBQ02
Trade Date:	November 9, 2026
Expected Settlement Date:*	November 12, 2026 (T+2)
Listing:	None
Anticipated Ratings:**	Aa3 by Moody’s Ratings AA- by S&P Global Ratings
Joint Book-Running Managers:

Barclays Capital Inc.

BofA Securities, Inc.

Goldman Sachs & Co. LLC

SG Americas Securities, LLC

Citigroup Global Markets Inc.

HSBC Securities (USA) Inc.

Mizuho Securities USA LLC

J.P. Morgan Securities LLC

Co-Managers:	BNP Paribas Securities Corp. Deutsche Bank Securities Inc.

5.300% Notes due 2034 (the “2034 Notes”):
Issuer:	Novartis Capital Corporation
Guarantor:	Novartis AG
Size:	$1,750,000,000
Maturity Date:	February 12, 2034
Coupon:	5.300%
Interest Payment Dates:	February 12 and August 12, commencing February 12, 2027
Price to Public:	99.433%
Benchmark Treasury:	4.875% due October 31, 2033
Benchmark Treasury Price and Yield:	100-24 / 4.747%
Spread to Benchmark Treasury:	65 bps
Yield:	5.397%
Optional Redemption:

Prior to December 12, 2033 (the date that is two months prior to the scheduled maturity date of the 2034 Notes) (the “2034 Par Call Date”), the Issuer may redeem the 2034 Notes, in whole or in part, at our option, at any time and from time to time at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)   (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2034 Notes matured on the 2034 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 bps, less (b) interest accrued to the date of redemption, and

(2)   100% of the principal amount of the 2034 Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the 2034 Par Call Date the Issuer may redeem the 2034 Notes, in whole or in part, at any time and from time to time at a redemption price equal to 100% of the principal amount of the 2034 Notes to be redeemed on the applicable redemption date plus accrued and unpaid interest thereon to the redemption date.

Optional Redemption for Tax Reasons:	In the event of changes in withholding taxes applicable to payments under or with respect to the 2034 Notes or certain intercompany loans in Switzerland or another Relevant Taxing Jurisdiction (as defined and provided for in the prospectus supplement), the Issuer may redeem the 2034 Notes in whole (but not in part) at any time, at a price equal to 100% of their principal amount plus accrued and unpaid interest to, but excluding, the redemption date.
Payment of Additional Amounts:	In the event that the Issuer is required to withhold or deduct from payments on the Notes (as defined herein) taxes imposed by Switzerland or another Relevant Taxing Jurisdiction, the Issuer will, subject to certain exceptions, pay such additional amounts as will result, after withholding or deduction of such taxes, in the receipt by the holders of the amounts that would have been received had no withholding or deduction been required. Notwithstanding the foregoing, the Issuer shall not be required to pay any additional amounts with respect to any withholding taxes imposed by the United States or by any political subdivision, territory or possession thereof.
CUSIP:	66989H BR8

ISIN:	US66989HBR84
Trade Date:	November 9, 2026
Expected Settlement Date:*	November 12, 2026 (T+2)
Listing:	None
Anticipated Ratings:**	Aa3 by Moody’s Ratings AA- by S&P Global Ratings
Joint Book-Running Managers:

Barclays Capital Inc.

BofA Securities, Inc.

Goldman Sachs & Co. LLC

SG Americas Securities, LLC

Citigroup Global Markets Inc.

HSBC Securities (USA) Inc.

Mizuho Securities USA LLC

J.P. Morgan Securities LLC

Co-Managers:	BNP Paribas Securities Corp. Deutsche Bank Securities Inc.

5.500% Notes due 2037 (the “2037 Notes”):
Issuer:	Novartis Capital Corporation
Guarantor:	Novartis AG
Size:	$1,750,000,000
Maturity Date:	February 12, 2037
Coupon:	5.500%
Interest Payment Dates:	February 12 and August 12, commencing February 12, 2027
Price to Public:	99.576%
Benchmark Treasury:	4.625% due August 15, 2036
Benchmark Treasury Price and Yield:	98-6 ¾ / 4.856%
Spread to Benchmark Treasury:	70 bps
Yield:	5.556%
Optional Redemption:

Prior to November 12, 2036 (the date that is three months prior to the scheduled maturity date of the 2037 Notes) (the “2037 Par Call Date”), the Issuer may redeem the 2037 Notes, in whole or in part, at our option, at any time and from time to time at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)   (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2037 Notes matured on the 2037 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 bps, less (b) interest accrued to the date of redemption, and

(2)   100% of the principal amount of the 2037 Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the 2037 Par Call Date the Issuer may redeem the 2037 Notes, in whole or in part, at any time and from time to time at a redemption price equal to 100% of the principal amount of the 2037 Notes to be redeemed on the applicable redemption date plus accrued and unpaid interest thereon to the redemption date.

Optional Redemption for Tax Reasons:	In the event of changes in withholding taxes applicable to payments under or with respect to the 2037 Notes or certain intercompany loans in Switzerland or another Relevant Taxing Jurisdiction (as defined and provided for in the prospectus supplement), the Issuer may redeem the 2037 Notes in whole (but not in part) at any time, at a price equal to 100% of their principal amount plus accrued and unpaid interest to, but excluding, the redemption date.
Payment of Additional Amounts:	In the event that the Issuer is required to withhold or deduct from payments on the Notes (as defined herein) taxes imposed by Switzerland or another Relevant Taxing Jurisdiction, the Issuer will, subject to certain exceptions, pay such additional amounts as will result, after withholding or deduction of such taxes, in the receipt by the holders of the amounts that would have been received had no withholding or deduction been required. Notwithstanding the foregoing, the Issuer shall not be required to pay any additional amounts with respect to any withholding taxes imposed by the United States or by any political subdivision, territory or possession thereof.
CUSIP:	66989H BS6

ISIN:	US66989HBS67
Trade Date:	November 9, 2026
Expected Settlement Date:*	November 12, 2026 (T+2)
Listing:	None
Anticipated Ratings:**	Aa3 by Moody’s Ratings AA- by S&P Global Ratings
Joint Book-Running Managers:

Barclays Capital Inc.

BofA Securities, Inc.

Goldman Sachs & Co. LLC

SG Americas Securities, LLC

Citigroup Global Markets Inc.

HSBC Securities (USA) Inc.

Mizuho Securities USA LLC

J.P. Morgan Securities LLC

Co-Managers:	BNP Paribas Securities Corp. Deutsche Bank Securities Inc.

* Note: Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the 2029 Notes, the 2032 Notes, the 2034 Notes or the 2037 Notes (collectively, the “Notes”) on the date hereof will be required, by virtue of the fact that the Notes initially will not settle in T+1, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade such Notes on the date of pricing of the Notes sold in this offering should consult their own advisor.

** Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer and the guarantor have filed a registration statement (including a prospectus and a prospectus supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the accompanying prospectus in that registration statement and other documents the issuer and the guarantor have filed with the SEC for more complete information about the issuer, the guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and the accompanying prospectus if you request it by calling Barclays Capital Inc. at +1-888-603-5847, BofA Securities, Inc. at +1-800-294-1322, Goldman Sachs & Co. LLC at +1-866-471-2526 or SG Americas Securities, LLC at +1-855-881-2108.

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